EXHIBIT 4.5

LOCK-UP AGREEMENT

LOCK-UP AGREEMENT dated September 14, 2005 among (i) Certegy Inc., a Georgia corporation to be renamed Fidelity National Information Services, Inc. (the “Company”), and (ii) Banc of America Capital Investors, L.P. (“BACI”).

WHEREAS, the Company, C Co Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Co”), and Fidelity National Information Services, Inc., a Delaware corporation (“F Co”) have entered into an Agreement and Plan of Merger dated as of September 14, 2005 (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to and subject to the terms and conditions of which, among other things, F Co will merge with and into Merger Co, with Merger Co surviving as a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, upon consummation of the Merger, BACI and the other shareholders of F Co (together, the “Shareholders”) will Beneficially Own (as hereafter defined), in the aggregate, 67.5% of the Fully Diluted Voting Securities (as hereafter defined); and

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the shares of Common Stock to be Beneficially Owned by BACI and its Affiliates following the Effective Time (as defined in the Merger Agreement), as well as restrictions on certain activities in respect of the Common Stock;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and BACI hereby agree, subject to the conditions herein contained, as follows:

ARTICLE 1

INTERPRETATION

1.1          Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to BACI, any entity of which BACM I GP, LLC is the direct or indirect general partner, and with respect to a specified Person other than BACI, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, provided that, solely for purposes of this Agreement and notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of BACI solely by virtue of BACI’s ownership of Common Stock.  For the purposes of this definition, “control” (including, with correlative meaning, all conjugations thereof) means with respect to any Person, the ability of another Person to control or direct the actions or policies of such first Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Lock-Up Agreement as it may be amended, supplemented, restated or modified from time to time.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).  The term “Beneficially Own” shall have a correlative meaning.

“Board” shall mean the Board of Directors of the Company.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited), membership interests, or equivalent ownership interests in or issued by such Person.

“Common Stock” means the Company’s common stock, par value $0.01 per share, and any other class of common stock of the Company that may be created from time to time, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (or under any successor statute).

“Fully Diluted” means the number of Voting Securities, after giving effect to the issuance of Voting Securities issuable under all outstanding options, warrants or other rights or securities convertible or exchangeable into Voting Securities.

“Going Private Transaction” means any transaction that would constitute a “Rule 13e-3 transaction” under paragraph (a)(3) of Rule 13e-3 promulgated under the Exchange Act as in effect on the date of this Agreement, without giving effect to the exception set forth in paragraph (g)(2) thereof.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Independent Director” shall mean any Director who is or would be an “independent director” with respect to the Company and with respect to F Co Parent pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual and Section 10A of the Exchange Act (or any successor provisions).

“Person” means a natural person, limited or general partnership, corporation, limited liability company, joint-stock company, trust, unincorporated association, joint venture, or other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing, and pronouns have a similarly extended meaning.

“Requisite Independent Directors” shall mean, at any time of determination, a majority of the Independent Directors.

“Sale of the Company” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other Person or Group on an arm’s-length basis other than a Shareholder or any Affiliate of a Shareholder, pursuant to which such party or parties (a) acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the Voting Securities, or (b) acquire assets constituting all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; provided, however, that in no event shall a Sale of the Company be deemed to include any transaction effected for the sole purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Company or any of its Subsidiaries without affecting the Beneficial Ownership or control of the Company, or (ii) contributing stock to entities controlled by the Company.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC from time to time thereunder (or under any successor statute).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which are held by such Person or any Subsidiary of such Person that do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Voting Securities or any interest in any Voting Securities.

“Voting Securities” means at any time shares of any class of Capital Stock or other securities of the Company which are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of Capital Stock.

1.2          Interpretation.

(a)           Any reference in this Agreement to gender shall include all genders.

(b)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)           Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(e)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)            Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

1.3          Methodology for Calculations.  For purposes of calculating the number of outstanding shares of Common Stock or Voting Securities and the number of shares of Common Stock or Voting Securities Beneficially Owned by BACI and their its Affiliates as of any date, any shares of Common Stock or Voting Securities held in the Company’s treasury or belonging to any Subsidiaries of the Company which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 14-2-721 of the Georgia Business Corporation Code or any successor statute (the “GBCC”) shall be disregarded.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1          Representations and Warranties of the Company.  The Company hereby represents and warrants to BACI:

(a)           it is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

(b)           this Agreement has been duly and validly executed and delivered by it and constitutes a legal and binding obligation of the Company, enforceable against it in accordance with its terms; and

(c)           the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company, or (iii) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents or any agreement or instrument to which the Company is a party or by which it is bound.

2.2          Representations and Warranties of BACI.  BACI represents and warrants to the Company:

(a)           BACI is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by BACI of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action of BACI.

(b)           this Agreement has been duly and validly executed and delivered by BACI, and this Agreement constitutes a legal and binding obligation of BACI, enforceable against BACI in accordance with its terms; and

(c)           the execution, delivery and performance by BACI of this Agreement and the consummation by BACI of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which BACI is subject, (ii) violate any order, judgment or decree applicable to BACI, or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which BACI is a party or by which BACI is bound.

ARTICLE 3

TRANSFER RESTRICTIONS

3.1          General Transfer Restrictions.

(a)           The right of BACI and its Affiliates to Transfer any Voting Securities is subject to the restrictions set forth in this Article 3, and no Transfer of Voting Securities by BACI or any of its Affiliates may be effected except in compliance with this Article 3.  Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the share transfer books of the Company.

(b)           BACI acknowledges and agrees:

(i)            BACI will not offer, sell, or otherwise dispose of any shares of Common Stock except in compliance with the Securities Act;

(ii)           BACI will not sell, transfer or otherwise dispose of any shares of Common Stock unless (A) such sale, transfer or other disposition is within the limitations of and in compliance with Rule 144 promulgated by the SEC under the Securities Act and BACI furnishes the Company with reasonable proof of compliance with such Rule, (B) in the opinion of counsel, reasonably satisfactory to the Company and its counsel, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer, or other disposition of Common Stock or (C) the offer and sale of Common Stock is registered under the Securities Act.

3.2          Restrictions on Transfer.

(a)           During an initial period of 180 days following the Closing, BACI shall not Transfer or agree to Transfer, or permit any of its Affiliates to Transfer or agree to Transfer, directly or indirectly, any Voting Securities; provided, however, that the foregoing restrictions shall not be applicable to Transfers:

(A)          to an Affiliate of BACI which agrees in writing with the Company to be bound by this Agreement as if it were an initial signatory hereto;

(B)           by BACI from and after the 90th day following the Closing through the 180th day following the Closing, of up to 50% of the Voting Securities owned by BACI immediately after the Effective Time;

(C)           with the Company’s prior written consent (approved by the Requisite Independent Directors) or at the request of the Requisite Independent Directors; or

(D)          by BACI pursuant to a Sale of the Company.

3.3          Legend on Securities.

(a)           Each certificate representing shares of Common Stock Beneficially Owned by BACI or its Affiliates and subject to the terms of this Agreement shall bear the following legends on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN LOCK-UP AGREEMENT DATED AS OF SEPTEMBER 14, 2005, AMONG CERTEGY INC. (THE “COMPANY”) AND BANC OF AMERICA CAPITAL INVESTORS L.P., AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).”

(b)           Upon any acquisition by BACI or any of its Affiliates of additional shares of Common Stock, BACI shall, or shall cause its Affiliate to, submit the certificates representing such shares of Common Stock to the Company so that the legend required by this Section 3.3 may be placed thereon (if not so endorsed upon issuance).

(c)           The Company may make a notation on its records or give instructions to any transfer agents or registrars for the Common Stock in order to implement the restrictions on Transfer set forth in this Agreement.

(d)           In connection with any Transfer of shares of Common Stock, the transferor shall provide the Company with such customary certificates, opinions and other documents as the Company may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other laws.

ARTICLE 4

MISCELLANEOUS

4.1          Notices.  Any notice, direction or other communication to be given under this Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

If to the Company (prior to the Effective Time):

Certegy Inc.

100 Second Avenue South

Suite 1100S

St. Petersburg, FL 33701

Attention:  Walter M. Korchun

Facsimile:  (727) 227-8558

with copies to:

Kilpatrick Stockton LLP

1100 Peachtree Street, Suite 2800

Atlanta, GA 30309

Attention:  W. Stanley Blackburn, Esq.

Bruce D. Wanamaker, Esq.

Facsimile:  (404) 541-3132

and

Covington & Burling

1201 Pennsylvania Avenue, NW

Washington, DC 20004-7566

Attention Bruce S. Wilson

Facsimile:  (202) 778-5400

and

Covington & Burling

1330 Avenue of the Americas

New York, NY 10019

Attention Stephen A. Infante

Facsimile:  (646) 441-9039

If to the Company (after the Effective Time):

Fidelity National Information Services, Inc

601 Riverside Avenue

Jacksonville, FL 32204

Attention:  Christopher Rose

Facsimile No.:  (904) 357-1026

with copies to:

Weil, Gotshal & Manges LLP

100 Federal Street

Boston, MA 02110

Attention:  James Westra, Esq.

Marilyn French, Esq.

Facsimile:  (617) 772-8333

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, FL 32204

Attention:  Christopher Rose

Facsimile:  (904) 357-1026

If to BACI:

Banc of America Capital Investors, L.P.

Bank of America Corporate Center

100 North Tryon Street, 25th Floor

NC1-007-25-02

Charlotte, NC 28255

Attention:  Robert L. Edwards, Jr.

Facsimile:  (704) 386-6432

with copies to:

Weil, Gotshal & Manges LLP

100 Federal Street

Boston, MA 02110

Attention:  James Westra, Esq.

Marilyn French, Esq.

Facsimile:  (617) 772-8333

and

Kennedy Covington Lobdell & Hickman, L.L.P.

Hearst Tower

214 North Tryon Street, 47th Floor

Charlotte, NC 28202

Attention:  T. Richard Giovannelli

Facsimile:  (704) 353-3184

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a business day and such delivery was made prior to 4:00 p.m. (New York time) and otherwise on the next business day, or (ii) if transmitted by facsimile or similar means of recorded communication on the business day following the date of transmission.  Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

4.2          Amendments; Termination.  This Agreement may be amended, supplemented or otherwise modified only by written agreement of each of the parties hereto.  This Agreement will terminate upon the earliest to occur of (a) the consummation of a Going Private Transaction, (b) the consummation of a Sale of the Company or (c) the 180th day following the Closing.  Nothing in this Section 4.2 shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

4.3          Waiver.  No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver.  No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right of the exercise of any other right.  All actions and decisions of the Company relating to the enforcement of this Agreement shall be exercised by or under the authority of the Requisite Independent Directors.

4.4          Successors and Assigns.  Neither this Agreement nor any of the rights or obligations under this Agreement is assignable or transferable by any party without the prior written consent of the other parties.  This Agreement is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns.  For this purpose, a successor includes any person that acquires control of all or substantially all the assets of one of the parties.

4.5          Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

4.6          Governing Law.  This Agreement is governed by and interpreted and enforced in accordance with the laws of the State of New York without regards to principles of conflicts of law State (other then those provisions set forth herein that are required to be governed by the GBCC).  Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York with respect to any matters arising hereunder or relating hereto.

4.7          Counterparts.  This Agreement may be executed in any number of counterparts and all such counterparts taken together are deemed to constitute one and the same instrument.

4.8          Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement and the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.  Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of BACI under any other agreement with the Company, the terms of this Agreement shall govern.

4.9          Estoppel.  No failure or delay in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

4.10        Conflicting Agreements.  Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

4.11        Effectiveness.  This Agreement shall become effective upon the Closing and prior thereto shall be of no force or effect.  If the Merger Agreement shall be terminated in accordance with its terms prior to the Closing, this Agreement shall automatically be of no force or effect.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

CERTEGY INC.

By:	/s/ LEE A. KENNEDY
Name: Lee A. Kennedy
Title: Chairman and Chief Executive Officer

BACI:

BANC OF AMERICA CAPITAL INVESTORS, L.P.

By:	Banc of America Capital Management, L.P., its
General Partner

	By:	BACM I GP, LLC, its General Partner

		By:	/s/ J. TRAVIS HAIN
Name: J. Travis Hain
Title: Managing Partner

Schedule 1

Name of Shareholder	Number of Subject Shares Owned of Record or Beneficially

Banc of America Capital Investors, L.P.	2,000,000